Press Release
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[LOGO] GlobalNet

         GlobalNet Subsidiary Announces Bankruptcy Proceeding Dismissed

    GlobalNet Receives $1.07 Million in Financing for Debt Restructuring and
                                   Operations

LOMBARD, Ill - June 29, 2005 - GlobalNet Corporation (Pink Sheets: GLBT) announced that GlobalNet International, LLC ("International"), a wholly owned subsidiary of GlobalNet Corporation (the "Company"), had its bankruptcy proceeding dismissed, pursuant to an order dismissing International's Chapter 11 case filed with the US Bankruptcy Court in New York, and ceased operations. International's primary creditors supported the dismissal.

GlobalNet entered into a securities purchase agreement to raise $1,750,000 in a private placement through the sale of callable secured convertible two-year notes bearing a 12% interest rate with stock purchase warrants issued to existing accredited institutional investors of the Company. On June 21, 2005, the institutional investors purchased $1,070,000 in notes and received warrants to purchase 1,070,000 shares of the Company's common stock. The proceeds from the sale of these securities will be used to settle outstanding debts and for operating capital.

Commenting on International's bankruptcy dismissal and the Company's related financing, Mark Wood, GlobalNet's CEO said, "The progress we have made with our creditors has enabled the Company to strengthen its balance sheet and improve its prospects as a pure Voice over Internet Protocol (VoIP) services company in the rapidly growing VoIP market." Wood continued, "Our core focus and business model has received a vote of confidence from these institutional investors; we intend to execute on the defined plan we have put forward."

GlobalNet will file a copy of this press release with the Securities and Exchange Commission pursuant to Form 8-K, which will be available for free on the SEC's website at www.sec.gov.

About GlobalNet Corporation

GlobalNet Corporation is one of the top ten U.S. service providers of outbound traffic to Latin America and counts among its customers more than 30 Tier 1 and Tier 2 carriers. GlobalNet provides international voice, data, fax and Internet services on a wholesale basis over a private IP network to international carriers and other communication service providers in the U.S. and internationally. GlobalNet's state-of-the-art IP network, utilizing the convergence of voice and data networking, offers customers economical pricing, global reach and an intelligent platform that guarantees fast delivery of value-added services and applications. More information may be obtained from our website at www.gbne.net.

Safe Harbor for Forward-Looking Statements

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product price, volatility, product demand, market competition, risk inherent in the Company's domestic and international operations, imprecision in estimating product reserves and the Company's ability to replace and expand its holdings.

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      Contact:
          GlobalNet Corporation
          Investor Relations, 630-652-1301
          investors@gbne.net